Exhibit 10.38

ALLIED CAPITAL CORPORATION

NOTE AGREEMENT

Dated as of March 25, 2004

Re: €5,000,000 5.703% Senior Notes, Euro Series due March 25, 2009
and
£5,000,000 7.343% Senior Notes, Sterling Series due March 25, 2009

Attachments to Note Agreement:
Schedule I	-	Names and Addresses of Purchasers

Exhibit A-1	-	Form of Euro Series Note
Exhibit A-2	-	Form of Sterling Series Note
Exhibit B	-	Representations and Warranties
Exhibit C	-	Description of Opinion of Special Counsel to the Purchasers
Exhibit D	-	Form of Opinion of Counsel to the Company

-ii-

ALLIED CAPITAL CORPORATION
1919 PENNSYLVANIA AVENUE, N.W.
WASHINGTON, DC 20006

NOTE AGREEMENT

RE: €5,000,000 5.703% SENIOR NOTES, EURO SERIES DUE MARCH 25, 2009

AND

£5,000,000 7.343% SENIOR NOTES, STERLING SERIES DUE MARCH 25, 2009

Dated as of March 25, 2004

To the Purchasers named
on Schedule I to this Agreement

Ladies and Gentlemen:

     The undersigned, ALLIED CAPITAL CORPORATION (the “Company"), a Maryland corporation, hereby agrees with the Purchasers named on Schedule I to this Agreement (the “Purchasers") as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT.

     Section 1.1. Description of Notes. (a) The Company will authorize the issue and sale of (i) €5,000,000 5.703% Senior Notes, Euro Series due March 25, 2009 (the “Euro Series Notes”) and (ii) £5,000,000 7.343% Senior Notes, Sterling Series due March 25, 2009 (the “Sterling Series Notes” and together with the Euro Series Notes, the “Notes”) (the Notes, such term to include any such notes issued in substitution therefor pursuant to §10 of this Agreement). The Notes shall be substantially in the form set out in Exhibit A-1 and A-2, respectively, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Premium, if any, set forth in §2 and §9.2 of this Agreement.

     Section 1.2. Applicable Interest Rates. The Notes shall bear interest computed on the basis of a 365-day or 366-day year, as applicable and paid for the actual number of days elapsed (to be calculated in accordance with Rule 251 of the statutes, by-laws, rules and recommendations of the International Securities Marketing Association, as published in April 1999, as applied to straight and convertible bonds issued after December 31, 1998) on the unpaid principal balance thereof from the date of issuance. The amounts of interest scheduled to be paid (exclusive of any overdue interest, if any) shall be set forth in the schedule of payments to be provided by the Company to each of the Purchasers on the Closing Date. The Euro Series Notes shall bear interest at the rate of 5.703% per annum and the Sterling Series Notes shall bear interest at the rate of 7.343% per annum. Interest on the Sterling Series Notes is payable semiannually on March 25 and September 25 in each year, commencing September 25, 2004, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise). Interest on the Euro Series Notes is payable annually on March 25 in each year, commencing March 25, 2005, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise). The Company shall pay on demand interest on any overdue principal and Premium and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof at a rate of 7.703% per annum for the Euro Series Notes and 9.343% per annum for the Sterling Series Notes (whether by acceleration or otherwise) until paid.

     Section 1.3. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to the Purchasers, and each Purchaser agrees to purchase from the Company, Notes in the principal amount set forth opposite such Purchaser’s name on Schedule I hereto at a price equal to the principal amount thereof on March 25, 2004 (the “Closing Date”); provided that the Closing Date may be postponed to such other date (but not more than ten days after the originally scheduled Closing Date) as shall mutually be agreed upon by the Company and the Purchasers scheduled to purchase the Notes on the Closing Date. Delivery of the Notes will be made at the offices of Bingham McCutchen LLP, One State Street, Hartford, CT 06103. On the Closing Date, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least €1,000,000 in the case of the Euro Series Notes or £1,000,000 in the case of the Sterling Series Notes as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer via Fedwire of immediately available funds for the account of the Company to the accounts designated in writing by the Company to the Purchasers prior to the Closing Date.

SECTION 2. PAYMENT OF NOTES.

     Section 2.1. Required Payments. (a) The entire outstanding principal amount of the Euro Series Notes shall become due and payable on March 25, 2009.

     (b) The entire outstanding principal amount of the Sterling Series Notes shall become due and payable on March 25, 2009.

     Section 2.2. Optional Prepayment with Premium In addition to (i) the payments required by §2.1, §6.3 and §9.1 and (ii) the optional prepayments permitted by §5.11 and §9.2, upon compliance with §2.3 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then not less than 10% of the aggregate principal amount of the Notes then outstanding) and ratably among the Euro Series Notes and the Sterling Series Notes (determined by the total principal amount of Notes then outstanding on the U.S. Dollar Conversion Basis) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this §2.2.

     Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to §2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount and the Holder’s Notes to be prepaid on such date, (iii) that a Premium may be payable, (iv) the date when such Premium will be calculated, (v) the estimated Premium and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder of a Note written notice of the Premium, if any, payable in connection with such prepayment and, whether or not any Premium is payable, a reasonably detailed computation of the Make-Whole Amount (which calculation shall be reasonably satisfactory to each Holder of the Notes to be prepaid).

     Section 2.4. Application of Prepayments. In the case of all partial prepayments pursuant to §2.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes (without regard to the Series of such Notes) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof (determined, for purposes of such allocation, on the U.S. Dollar Conversion Basis).

     Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this §2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and Premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth in Schedule I hereto or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank, a French bank (in the case of the Euro Series Notes), or a United Kingdom bank (in the case of the Sterling Series Notes) is so designated for such Holder on Schedule I hereto the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank, a French bank (in the case of the Euro Series Notes), or a United Kingdom bank (in the case of the Sterling Series Notes) as such Holder may from time to time direct in writing.

     Section 2.6. Currency of Payment.

     (a) Currency of Account. All payments under this Agreement and the Notes shall be made in Euro to the Holders of the Euro Series Notes and in Sterling to the Holders of the Sterling Series Notes. Notwithstanding the foregoing and for the avoidance of doubt:

     (i) each payment of principal, Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note shall be made in the currency in which such Note is denominated at the time of such payment;

     (ii) each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated at the time of such payment;

     (iii) each payment in respect of costs, expenses and indemnities shall be made in Dollars, Euros or Sterling, (the applicable currency in which the relevant costs, expenses or indemnities were incurred by the payee).

          (b) Payments Not in Currency of Account. To the fullest extent permitted by applicable law, the obligation of the Company in respect of any amount due under or in respect of this Agreement and the Notes, notwithstanding any payment in any currency other than the applicable currency pursuant to paragraph (a) above, whether as a result of (i) any judgment or order or the enforcement thereof, (ii) the realization on any security, (iii) the liquidation of the Company, (iv) any voluntary payment by the Company or (v) any other reason, shall be discharged only to the extent of the amount in the applicable currency, that each Holder entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any Premium and costs of exchange) on the Business Day immediately following the day on which such Holder receives such payment and if the amount in the applicable currency that may be so purchased for any reason is (i) less than the amount originally due, the Company shall indemnify the Holder for such deficiency or (ii) greater than the amount originally due, the Holder shall pay to the Company the excess in the applicable currency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or the Notes or under any judgment or order.

SECTION 3. REPRESENTATIONS.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2. Representations of the Purchasers. Each Purchaser represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the

Notes in a private placement for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of such Purchaser’s property shall at all times be and remain within its control. Each Purchaser represents that it is an institutional “accredited investor” within the meaning of Rule 501 of Regulation D as promulgated under the Securities Act and at least one of the following statements is an accurate representation as to each source of funds (a “Source") to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

     (i) the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer (or affiliate thereof as defined in Section V(a)(1) of PTE 95-60) or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

     (ii) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (ii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

     (iii) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (iii); or

     (iv) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

     (v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither of the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

     (vi) the Source is a governmental plan; or

     (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (vii); or

     (viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

If any Purchaser or any subsequent transferee of the Notes indicates that such Purchaser or such transferee is relying on any representation contained in paragraphs (ii), (iii) or (vii) above, the Company shall deliver on the date of Closing and on the date of any applicable transfer a certificate, which shall either state that (1) it is neither a party in interest nor a “disqualified person” (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (ii) or (vii) above, or (2) with respect to any plan, identified pursuant to paragraph (iii) above, neither it nor any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (iii) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan.

     As used in this §3.2, the terms “employee benefit plan,” “governmental plan,” “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 4. CLOSING CONDITIONS.

     Section 4.1. Conditions. The obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

     (a) Closing Certificates. On the Closing Date such Purchaser shall have received a certificate dated the Closing Date, signed by the President or an Executive Vice President or the Chief Operating Officer or the Chief Financial Officer of the Company, the truth and accuracy of which shall be a condition to such Purchaser’s obligation to purchase the Notes proposed to be sold to such Purchaser on the Closing Date and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

     (b) Legal Opinions. Each Purchaser shall have received from Bingham McCutchen LLP, who is acting as special counsel to the Purchasers in this transaction, and from Sutherland Asbill & Brennan LLP, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, covering the matters set forth in Exhibits C and D hereto.

     (c) Purchase Permitted By Applicable Law, Etc. On the Closing Date, each purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, such Purchaser shall have received an officer’s certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

     (d) Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for each Series of the Notes.

     (e) Satisfactory Proceedings. All corporate and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to the consummation thereof, shall be satisfactory in form and substance to the Purchasers and such Purchasers’ special counsel, and the Purchasers shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to the Purchasers of any of the Notes to be issued to such Purchasers on such date or if the conditions specified in §4.1 have not been fulfilled, each Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in §4.1 have not been fulfilled, each Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Nothing in this §4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser’s rights against the Company.

SECTION 5. COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Consolidated Subsidiary to keep in full force and effect, its corporate existence and all registrations, licenses, permits and governmental approvals necessary to the proper conduct of its business except, in the case of a Consolidated Subsidiary, where the failure to do so would not have a Material Adverse Effect; provided, however, that the foregoing shall not prevent any transaction permitted by §5.11.

     Section 5.2. Insurance. The Company will maintain, and will cause each Consolidated Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Consolidated Subsidiary to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Consolidated Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Consolidated Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Consolidated Subsidiary; provided, however, that the Company or such Consolidated Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Consolidated Subsidiary or any material interference with the use thereof by the Company or such Consolidated Subsidiary, and (ii) the Company or such Consolidated Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Consolidated Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could have a Material Adverse Effect or would result in any Lien not permitted under §5.9.

     Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Consolidated Subsidiary to maintain, preserve and keep, its properties which are used in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements and renewals as the Company may determine to be appropriate to the conduct of its business.

     Section 5.5. Nature of Business. Neither the Company nor any Consolidated Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Consolidated Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Consolidated Subsidiaries on the date of this Agreement as described in the Memorandum.

     Section 5.6. Capital Maintenance. The Company shall at all times maintain Consolidated Shareholders Equity in an amount not less than (i) $1,200,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Company or any of its Consolidated Subsidiaries at any time after December 31, 2002 (excluding the Net Proceeds of any Equity Issuance by a Consolidated Subsidiary to a Consolidated Subsidiary or to the Company).

     Section 5.7. Interest Charges Coverage Ratio. The Company shall maintain the ratio of Adjusted EBIT to Interest Expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, at not less than 1.8 to 1.

     Section 5.8. Limitations on Debt; Interest Rate Swaps. (a) The Company will have on the last day of each quarterly fiscal period a ratio of Consolidated Debt to Consolidated Shareholders’ Equity not exceeding 1.5 to 1.

     (b) The Company will not at any time permit the aggregate principal amount of Priority Debt to exceed 25% of Consolidated Shareholders’ Equity.

     (c) The Company will not at any time permit the Asset Coverage Ratio to be less than 2 to 1.

     (d) The Company will not permit any Consolidated Subsidiary to enter into any Subsidiary Bank Guaranty or Subsidiary Existing Note Guaranty, unless the Company shall first furnish to each Holder of the Notes (i) an unconditional Subsidiary Note Guaranty, (ii) an Intercreditor Agreement, and (iii) an opinion of counsel to the effect that such Subsidiary Note Guaranty has been duly authorized, executed and delivered by such Consolidated Subsidiary and constitutes the legal, valid and binding obligation of such Consolidated Subsidiary, enforceable against such Consolidated Subsidiary in accordance with the terms thereof, and covering such other matters as the Holders of 51% or more of the principal amount of the Notes at the time outstanding (on the U.S. Dollar Conversion Basis) may reasonably request.

     (e) The Company will not and will not permit any Consolidated Subsidiary to enter into any Interest Rate Swap except in the ordinary course of business pursuant to transactions that are entered into for bona fide purposes of managing the Company’s interest rate and currency risk and not for speculation.

     Section 5.9. Limitation on Liens. The Company will not, and will not permit any Consolidated Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except:

     (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by §5.3;

     (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Consolidated Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

     (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with the making of loans to customers, worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with (i) the borrowing of money or (ii) obligations pursuant to ERISA, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

     (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Consolidated Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Consolidated Subsidiaries;

     (e) Liens securing Indebtedness of a Consolidated Subsidiary to the Company or to another Wholly-Owned Consolidated Subsidiary;

     (f) Liens incurred after the Closing Date given to secure the payment of the purchase price or cost of construction incurred in connection with the acquisition of, or improvements to, fixed assets useful and intended to be used in carrying on the business of the Company or a Consolidated Subsidiary, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Consolidated Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the assets acquired or purchased, (ii) the Lien (other than Liens that are existing on such assets at the time of acquisition thereof and that are permitted as aforesaid) shall have been created or incurred within 180 days of the date of acquisition of such fixed assets, except in the case of construction or acquisition of improvements to real estate, the land on which such improvements are located shall not be required to have been acquired within such 180 day period; (iii) at the time of acquisition of such assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets whether or not assumed by the Company or a Consolidated Subsidiary shall not exceed an amount equal to 80% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such assets (as determined in good faith by the board of directors of the Company), and (iv) all Indebtedness secured by such Liens shall be permitted hereunder; and

     (g) Liens securing Indebtedness (including Liens in existence on the Closing Date and securing the Indebtedness described on Annex B to Exhibit B) so long as the aggregate Indebtedness secured by all such Liens is permitted within the limitations of §§5.7 and 5.8.

     The Company will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property which secures Debt outstanding under the Bank Credit Agreement or the Existing Note Agreements, unless the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured; provided that such security is granted pursuant to an agreement reasonably satisfactory to the Holders of 51% or more of the principal amount of the Notes at the time outstanding (on the U.S. Dollar Conversion Basis).

     Section 5.10. Restricted Payments. The Company will not except as hereinafter provided:

     (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

     (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

     (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called “Restricted Payments”), if after giving effect thereto (i) an Event of Default described in paragraph (a) or (b) of §6.1 shall exist, (ii) as the result of an occurrence of any other Event of Default described in §6.1 the Notes shall have been accelerated under §6.3 or (iii) the Company would not be in compliance with the limitations of §5.8.

     The Company will not declare any regular quarterly dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof; provided that any year-end extra dividend which constitutes a Restricted Payment shall not be payable more than 120 days after the date of declaration thereof.

     For the purposes of this §5.10, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the board of directors of the Company) of such property at the time of the making of the Restricted Payment in question.

     Section 5.11. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Consolidated Subsidiary to, consolidate with or be a party to a merger with any other Person or reorganize or dispose of all or a substantial part of the assets of the Company and its Consolidated Subsidiaries; provided that:

     (1) any Consolidated Subsidiary may merge or consolidate with or into, reorganize, sell, lease or otherwise dispose of all or a substantial part of its assets to the Company or any Wholly-Owned Subsidiary so long as (A) (i) in any merger, consolidation or reorganization involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger, consolidation or reorganization involving a Wholly-Owned Subsidiary (and not the Company), a Wholly-Owned Subsidiary shall be the surviving or continuing corporation, and (B) at the time of such consolidation, merger or reorganization and immediately after giving effect thereto, no Default or Event of Default would exist;

     (2) the Company may consolidate or merge with or into any other corporation or reorganize if (i) the corporation which results from such consolidation, merger or reorganization (the “surviving corporation”) is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and Premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement, to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel reasonably satisfactory to the Holder or Holders of 51% or more of the principal amount of the Notes at the time outstanding (on the U.S. Dollar Conversion Basis) to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation, merger or reorganization and immediately after giving effect thereto and to the incurrence of any Debt assumed or incurred in connection therewith, (x) the aggregate amount of outstanding Consolidated Debt and Priority Debt of the surviving corporation would be permitted by the terms of §5.8 as of the last day of the fiscal quarter immediately preceding the date of such consolidation, merger or reorganization, and (y) no Default or Event of Default would exist; and

     (3) the Company and any Consolidated Subsidiary may, sell, transfer or otherwise dispose of all or any part of its Investments in the ordinary course of business including, without limitation, in securitization transactions.

     (b) The Company will not permit any Consolidated Subsidiary to issue any Voting Stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock which are non-dilutive to the Company and/or any Consolidated Subsidiary; provided that the foregoing restrictions do not apply to issuances to the Company or to a Wholly-Owned Subsidiary or the issuance of directors’ qualifying shares.

     (c) The Company will not sell, transfer or otherwise dispose of stock or Debt of any Consolidated Subsidiary (except issuance of directors’ qualifying shares and sales, transfers and dispositions of all the stock of a special purpose Consolidated Subsidiary for consideration if (x) substantially all the assets of such Consolidated Subsidiary constitute Investments and (y) the sale, transfer or disposition of all such Investments for substantially the same consideration would be permitted by §5.11(a)(3)) and will not permit any Consolidated Subsidiary to sell, transfer or otherwise dispose of stock (otherwise than by purchase or redemption of preferred stock) of a Consolidated Subsidiary or Debt of any other Consolidated Subsidiary (except issuances to the Company or to a Wholly-Owned Subsidiary or issuance of directors’ qualifying shares); provided that the foregoing restrictions do not apply if the following conditions are met:

     (1) all shares of stock and all Debt of such Consolidated Subsidiary held by the Company and its Subsidiaries shall be sold simultaneously;

     (2) in the opinion of the Company’s board of directors:

(i)	such sale of stock or Debt is in the best interests of the Company; and

(ii)	the consideration paid for such stock and Debt is deemed adequate and satisfactory.

     (3) the Consolidated Subsidiary being disposed of shall not have any continuing investment in the Company or any Consolidated Subsidiary that is not being disposed of simultaneously; and

     (4) such sale or disposition does not involve a substantial part of assets of the Company and its Consolidated Subsidiaries.

     As used in this §5.11, a sale of assets will be deemed a “substantial part” of the assets of the Company and its Consolidated Subsidiaries if (i) the Book Value of such assets sold in a given fiscal year (except those sold in the ordinary course of business) exceeds 15% of the Consolidated Total Assets of the Company and its Consolidated Subsidiaries determined at the close of the immediately preceding fiscal year, or (ii) the operations of such assets sold (except those sold in the ordinary course of business) generated 15% or more of the consolidated operating profit of the Company and its Consolidated Subsidiaries during the immediately preceding fiscal year; provided, however, that for purposes of the foregoing calculation, there shall not be included any assets if a portion of the proceeds of such assets equal to the aggregate Book Value thereof immediately prior to such sale was or is applied within 365 days of the date of sale of such assets to either (A) the acquisition of Investments useful and intended to be used in the operation of the business of the Company and its Consolidated Subsidiaries and having a fair market value (as determined in good faith by the board of directors of the Company) at least equal to the Book Value of the assets so disposed of, or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Funded Debt of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in §2.2.

     Section 5.12. Repurchase of Notes. Except as permitted in Section 2.2 and 9.2, neither the Company nor any Consolidated Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata (without regard to the Series of such Notes), from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Consolidated Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including without limitation, §6.3, §6.4 and §7.1.

     Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Consolidated Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except transactions in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Consolidated Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Consolidated Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

     Section 5.14. Termination of Pension Plans. The Company will not, and will not permit any Consolidated Subsidiary to, withdraw from any Multiemployer Plan to which it may hereafter contribute or permit any employee benefit plan hereafter maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Consolidated Subsidiary pursuant to Section 4068 of ERISA.

     Section 5.15. Reports and Rights of Inspection. The Company will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Consolidated Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this §5.15 and concurred with by the independent public accountants referred to in §5.15(b) hereof), and will furnish to each Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

     (a) Quarterly Statements. As soon as available and in any event within 50 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

     (1) consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

     (2) consolidated statements of operations of the Company and its Consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

     (3) consolidated statements of changes in net assets and cash flows of the Company and its Consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by a Senior Financial Officer of the Company;

     (b) Annual Statements. As soon as available and in any event within 95 days after the close of each fiscal year, copies of:

     (1) consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as of the close of such fiscal year,

     (2) consolidated statements of operations, changes in net assets and cash flows, and consolidating statements of operations and cash flows, and

     (3) consolidated statement of investments

setting forth in comparative form the consolidated figures for the preceding fiscal year (except in the case of such statement of investments) and in each case all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of their operations, changes in net assets and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

     (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Consolidated Subsidiary and any management letter received from such accountants;

     (d) SEC and Other Reports. Promptly upon their becoming available (or in the case of registration statements, promptly after their becoming effective), one copy of each financial statement, report, notice, press releases or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any Consolidated Subsidiary is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Consolidated Subsidiaries;

     (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan hereafter maintained by the Company or any ERISA Affiliate; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any such Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any such Plan; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any such Plan; (v) any material contingent liability of the Company or any Consolidated Subsidiary with respect to any post-retirement welfare liability hereafter existing; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

     (f) Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of a Senior Financial Officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of §5.6 through §5.11 at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

     (g) Accountant’s Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements acknowledging that the Company was in compliance with the financial covenants of §5.6, §5.7 and §5.8(a), (b) and (c), and setting forth the procedures used to make such determination; and

     (h) Requested Information. With reasonable promptness, such other data and information as any Holder or any such Institutional Holder may reasonably request.

     Without limiting the foregoing, the Company will permit each Institutional Holder of the then outstanding Notes (or such Persons as such Holder may designate), to visit and inspect, under the Company’s guidance, any of the properties of the Company or any Consolidated Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Holder the finances and affairs of the Company and its Consolidated Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the Holder of any Note or of any other evidence of Indebtedness of the Company or any Consolidated Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.

SECTION 6. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     Section 6.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” as such term is used herein:

     (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

     (b) Default shall occur in the making of any payment of the principal, Tax Reimbursement Amount or Make-Whole Amount or Modified Make-Whole Amount, if

any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

     (c) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Consolidated Debt (other than the Notes) of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $15,000,000 (or the equivalent thereof, as of the date hereof, in any other currency) and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

     (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which Consolidated Debt of the Company or any Consolidated Subsidiary having an aggregate unpaid principal amount in excess of $15,000,000 (or the equivalent thereof, as of the date hereof, in any other currency) may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of such Consolidated Debt or the Company or a Consolidated Subsidiary has become obligated to purchase such Consolidated Debt or one or more Persons have the right to require the Company or any Consolidated Subsidiary to purchase such Consolidated Debt; or

     (e) Default shall occur in the observance or performance of any covenant or agreement contained in §5.6 through §5.11 and such default shall continue for more than five Business Days; or

     (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which a Senior Financial Officer first obtains actual personal knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by the Holder of any Note; or

     (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

     (h) Final judgment or final judgments for the payment of money aggregating in excess of $15,000,000 (or the equivalent thereof, as of the date hereof, in any other currency) is or are outstanding against the Company or any Material Subsidiary or against any property or assets of the Company or any Material Subsidiary and any such final judgment or final judgments have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

     (i) A custodian, liquidator, receiver or similar official is appointed for the Company or any Material Subsidiary or for the major part of its property and is not discharged within 60 days after such appointment; or

     (j) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of its property; or

     (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or such Material Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 6.2. Notice to Holders. When any Event of Default described in the foregoing §6.1 has occurred, or if the Holder of any Note or of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of §6.1 has happened and is continuing, any Holder of any Note may declare the entire principal and all interest accrued on such Holder’s Notes to be and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby waived. When any Event of Default described in paragraphs (a) through (i), inclusive, of §6.1 has happened and is continuing, the Holder or Holders of 51% or more of the principal amount of Notes at the time outstanding (on the U.S. Dollar Conversion Basis) may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of §6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon any Note becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holder of such Note the entire principal and interest accrued on such Note and (to the extent permitted by applicable law) an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the applicable Make-Whole Amount which the Company would be obligated to pay if the Notes were being prepaid pursuant to §2.2, determined as of the date on which such Note shall so become due and payable. No course of dealing on the part of the Holder or Holders of any Notes nor any delay or failure on the part of any Holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder’s rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder’s or Holders’ attorneys for all services rendered in connection therewith.

     Section 6.4. Rescission of Acceleration. The provisions of §6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of §6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding (without regard to the Series of such Notes) (on the U.S. Dollar Conversion Basis) may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

     (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or Premium, if any, on the Notes which has become due and payable solely by reason of such declaration under §6.3) shall have been duly paid; and

     (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to §7.1;

and provided further, that no such rescission and annulment under this §6.5 shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7. AMENDMENTS, WAIVERS AND CONSENTS.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company has obtained the consent in writing of the Holders of at least 51% in aggregate principal amount of outstanding Notes (on the U.S. Dollar Conversion Basis); provided that without the written consent of the Holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (i) which will change the time of payment of the principal of or the interest on any Note, change the principal amount thereof, reduce the rate of interest thereon or change the method of computation of the Make-Whole Amount, or (ii) which will change any of the provisions with respect to optional prepayments or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this §7 or §6, or (iv) amend any of §2.6, §9 or the definition of “U.S. Dollar Conversion Basis”.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 7.2 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of Notes as consideration for or as an inducement to entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently paid on the same terms, ratably (determined by the total principal amount of Notes then outstanding on the U.S. Dollar Conversion Basis) to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

     Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver as consented to in this §7 shall apply equally to all of the Holders of the Notes and shall be binding upon them, upon each future Holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8. INTERPRETATION OF AGREEMENT; DEFINITIONS.

     Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     “Adequate Rating” means a senior unsecured debt rating of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings, or a rating of A3 or higher by Moody’s Investors Services.

     “Adjusted EBIT” means, for any period with respect to the Company and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than taxes and Interest Expense, all as determined in accordance with GAAP.

     “Affected Holder” shall have the meaning set forth in §9.2.

     “Affected Payment Date” shall have the meaning set forth in §9.2.

     “Affiliate” shall mean any Person (other than a Consolidated Subsidiary) which (i) directly or indirectly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned by the Company or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, other than by investment advisory contracts entered into in the ordinary course of business of the Company or a Subsidiary of the Company.

     “Asset Coverage Ratio” shall mean on a consolidated basis for the Company and its Consolidated Subsidiaries the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Company thereunder), bears to the aggregate amount of senior securities representing indebtedness of the Company and its Consolidated Subsidiaries

     “Bank Credit Agreement” means the Third Amended and Restated Credit Agreement between the Banks and the Company dated as of April 18, 2003, as amended from time to time, pursuant to which the Banks have extended credit to the Company, and any renewals, extensions or replacements thereof.

     “Banks” means the banks or financial institutions which are party to the Bank Credit Agreement from time to time.

     “Book Value” means, with respect to any asset at any time, the value thereof as the same would be reflected on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such time prepared in accordance with GAAP.

     “Business Day” shall mean (a) for the purposes of computation of the Make-Whole Amount for the Euro Series Notes only, any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system is open for the settlement of payments in Euros, (b) for the purposes of computation of the Make-Whole Amount for the Sterling Series Notes only, any day on which commercial banks are open for general business (including dealings in foreign currencies) in London, England, and (c) for the purposes of any other provision of this Agreement, any day of the week (excluding Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign currency deposits) in Washington, D.C., New York, New York, and London, England and on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system is open for the settlement of payments in Euros.

     “Capitalized Lease” shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

     “Capitalized Rentals” of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

     “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

     “Consolidated Debt” shall mean as of the date of any determination thereof, the aggregate unpaid amount of all Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

     “Consolidated Shareholders’ Equity” as of the date of determination thereof, shall mean the total shareholders’ equity of the Company and its Consolidated Subsidiaries as the same would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP, including, in any case, common stock of the Company (valued at cost) held in the Allied Capital Corporation Deferred Compensation Trust and Permitted Preferred Stock of the Company and its Consolidated Subsidiaries but excluding any stock, common or preferred, not both issued and outstanding.

     “Consolidated Subsidiary” shall mean any Subsidiary which is required to be consolidated on financial statements of the Company prepared in accordance with GAAP.

     “Consolidated Total Assets” shall mean total assets of the Company and its Consolidated Subsidiaries on a consolidated basis.

     “Debt” means, with respect to any Person, without duplication,

     (a) its liabilities for borrowed money;

     (b) all liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

     (c) its Capitalized Rentals;

     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

     (e) all liabilities under Interest Rate Swaps entered into for the purpose of hedging currency risk with respect to Debt; and

     (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Any amount receivable by the Company or any of its Consolidated Subsidiaries under an Interest Rate Swap referred to in clause (e) above, as determined in accordance with the definition of Interest Rate Swap, shall apply as an offset in the calculation of the total amount of Debt if and only if (i) the counterparty in such Interest Rate Swap has an Adequate Rating or (ii) in the event such counterparty ceases to maintain an Adequate Rating, such counterparty has posted collateral to the benefit of the Company or the relevant Consolidated Subsidiary to secure such receivable, in which case, the amount of such receivable that shall apply as an offset in the calculation of the total amount of Debt shall be limited to the fair market value of such collateral.

     “Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     “Dollar” or “$” means the lawful currency of the United States of America.

     “EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

     "EMU legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third state of EMU.

     “Equity Issuance” means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     “ERISA Affiliate” shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     “Euro” or “€” means the single currency of participating member states of the European Union.

     “Euro Series Note” shall have the meaning set forth in §1.1.

     “Event of Default” shall have the meaning set forth in §6.1.

     “Existing Notes” means the notes issued by the Company pursuant to the Existing Note Agreements.

     “Existing Note Agreements” means (i) the Note Agreement dated as of April 30, 1998, among the Company and the purchasers named therein, pursuant to which the Company has issued its U.S.$140,000,000 7.055% Senior Notes, Series A, due May 30, 2003, its U.S.$30,000,000 7.168% Senior Notes, Series B, due May 30, 2005, and its U.S.$10,000,000 9.530% Senior Notes, Series C, due May 30, 2005, and any replacement or renewal thereof, (ii) the Note Agreement dated as of May 1, 1999 among the Company and the purchasers named therein, pursuant to which the Company has issued its U.S.$112,000,000 7.39% Senior Notes, Series A due May 1, 2004 and U.S.$25,000,000 7.49% Senior Notes, Series B due May 1, 2006 and any replacement or renewal thereof, (iii) the Note Agreement dated as of November 15, 1999 among the Company and the purchasers named therein, pursuant to which the Company has issued its U.S.$102,000,000 8.51% Senior Notes due November 15, 2004 and any replacement or renewal thereof, (iv) the Note Agreement dated October 15, 2000 among the Company and the purchasers named therein, pursuant to which the Company has issued U.S.$115,000,000 8.54% Senior Notes, Series A due October 15, 2005 and U.S.$10,000,000 Floating Rate Senior Notes, Series B due October 15, 2005 and any replacement or renewal thereof, (v) the Note Agreement dated as of October 15, 2001 among the Company and the purchasers named therein, pursuant to which the Company has issued U.S.$150,000,000 7.16% Senior Notes, due October 16, 2006 and any replacement or renewal thereof, and (vi) the Note Agreement dated as of May 14, 2003 among the Company and the purchasers named therein, pursuant to which the Company has issued U.S.$153,000,000 5.45% Senior Notes, Series A due May 14, 2008 and U.S.$147,000,000 6.05% Senior Notes, Series B due May 14, 2010 and any replacement or renewal thereof.

     “GAAP” shall mean generally accepted accounting principles at the time in the United States.

     “Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     “Holder” shall mean any Person which is, at the time of reference, the registered Holder of any Note.

     “Indebtedness” with respect to any Person means, at any time, without duplication,

     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

     (e) all its liabilities in respect of unreimbursed drawings under letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

     (f) Interest Rate Swaps of such Person; and

     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

     Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     “Institutional Holder” shall mean (a) any original purchaser of a Note, or (b) any insurance company, bank, savings and loan association, trust company, investment company, employee benefit plan (as defined in ERISA) or other institutional investor or any other similar financial institution which is not principally engaged, or as one of its important activities, in the business of making small business investments of the type made by the Company.

     “Intercreditor Agreement” means an intercreditor agreement pursuant to which the Banks, the Holders of the Existing Notes and the Holders of the Notes have agreed to share payments made by any Consolidated Subsidiary under a Subsidiary Existing Note Guaranty, a Subsidiary Note Guaranty or a Subsidiary Bank Guaranty on an equal and ratable basis.

     “Interest Expense” means, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Leases) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

     “Interest Rate Swap” means a currency swap, an interest rate swap or other currency or interest rate hedge entered into by the Company or a Consolidated Subsidiary. For the purposes of this Agreement, the amount of the obligation (whether positive or negative) under any Interest Rate Swap shall be the amount payable or receivable by the Company or any of its Consolidated Subsidiaries determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Interest Rate Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Interest Rate Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

     “Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise.

     “Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or any Consolidated Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     “Make-Whole Amount” means, with respect to a Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

     “Called Principal” means the principal of any Note of any Series that is to be prepaid pursuant to §2.2 or §9.2 or has become or is declared to be immediately due and payable pursuant to §6.3, as the context requires.

     “Discounted Value” means, with respect to the Called Principal of a Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     “Reinvestment Yield” means:

     (a) with respect to the Called Principal of a Euro Series Note, 0.50% over the yield to maturity implied by (i) the Kassakurs published in the Boersenzeitung on the second Business Day preceding the Settlement Date with respect to such Called Principal, for actively traded Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if (x) the Boersenzeitung is not published on such Business Day, or (y) there is a manifest error in such published Kassakurs, the Kassakurs set on such Business Day by the Frankfurt Stock Exchange at (or at approximately) 11:00 a.m. (Frankfurt time) on such Business Day for actively traded Bundesobligationen having a maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date, or (iii) if such Kassakurs are not reported as of such time or the Kassakurs reports as of such time are not ascertainable, by reference to the arithmetic mean of the yields to maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date by three market makers selected by the Company with the consent of the holder or holders of at least a majority in aggregate principal amount of the Euro Series Notes at the time outstanding. Such implied yield will be determined, if necessary, by interpolating linearly between (1) the actively traded Bundesobligationen with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded Bundesobligationen with the maturity closest to and less than the Remaining Average Life.

     (b) with respect to the Called Principal of a Sterling Series Note, 0.50% over the yield to maturity implied by (i) the gross redemption yield as published in the Financial Times (London Edition) on the second Business Day preceding the Settlement Date with respect to such Called Principal, for the then most actively traded on the run UK Treasury securities (the “Reference Stock”) having a maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if (a) the Financial Times (London Edition) is not published on that day, or (b) there is a manifest error in the published figures or (c) the calculation in the Financial Times (London Edition) ceases to be in keeping with the “Formulae for the Calculation of Redemption Yields indicated in the United Kingdom Debt Management Office notice entitled Formulae for Calculating Gilt Prices from Yields”, page 4, Section One: Price/Yield Formulae “Conventional Gilts: Double-dated and Undated Gilts with assumed (or Actual) Redemption on a Quasi-Coupon Date” published on 8 June 1998, as supplemented, amended or replaced from time to time (the “Formulae”), the gross redemption yield calculated on the basis of the arithmetic mean (to three decimal places, with 0.0005 rounded down) of the mid market price for the Reference Stock on a dealing basis by three authorized leading market makers in the gilt-edged market as at or about 11:00 a.m. (London time) on the second Business Day preceding the Settlement Date according to the Formulae.

     “Remaining Average Life” means, with respect to any Called Principal of either Series of Notes, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     “Remaining Scheduled Payments” means, with respect to the Called Principal of a Note of any Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes of such Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to or §2.2, §6.3 or §9.2.

     “Settlement Date” means, with respect to the Called Principal of a Note of any Series, the date on which such Called Principal is to be prepaid pursuant to §2.2 or §9.2 or has become or is declared to be immediately due and payable pursuant to §6.3, as the context requires.

     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Consolidated Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

     “Material Subsidiary” shall mean any Consolidated Subsidiary which has total assets having a value (determined in accordance with the market valuation method pursuant to GAAP) greater than or equal to $60,000,000 (or the equivalent thereof, as of the date hereof, in any other currency).

     “Memorandum” is described in paragraph 5 of Exhibit B hereto.

     “Modified Make-Whole Amount” means an amount calculated in accordance with the definition of the Make-Whole Amount, except for this purpose, “1.50%” shall be substituted for “0.50%” in calculating the Reinvestment Yield component.

     “Multiemployer Plan” shall have the same meaning as in ERISA.

     “Net Proceeds” means, with respect to an Equity Issuance by a Person, the aggregate amount of all cash received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

     “Notes” shall have the meaning set forth in §1.1.

     “participating member state” means each state so described in any EMU legislation.

     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     “Permitted Preferred Stock” means (i) preferred stock that is issued from time to time by a Consolidated Subsidiary to the SBA having an aggregate stated value not exceeding $7,000,000 (or the equivalent thereof, as of the date hereof, in any other currency) at any one time outstanding or (ii) preferred stock that is issued from time to time by a Consolidated Subsidiary for the purpose of qualifying such Consolidated Subsidiary as a real estate investment trust under Sections 856 through 860 of the Code and having an aggregate stated value not exceeding $500,000 (or the equivalent thereof, as of the date hereof, in any other currency) at any one time outstanding, provided that in any event Permitted Preferred Stock shall not include any Voting Stock.

     “Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     “Plan” means a “pension plan,” as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     “Priority Debt” means (without duplication) the sum of (i) all Debt of the Company and its Consolidated Subsidiaries secured by a Lien, (ii) all liabilities of the Company and its Consolidated Subsidiaries under Interest Rate Swaps entered into for the purpose of hedging interest rate risk with respect to Debt, if and only if such liabilities are secured by a Lien, (iii) all unsecured Debt of Consolidated Subsidiaries, and (iv) all unsecured liabilities of Consolidated Subsidiaries under Interest Rate Swaps entered into for the purpose of hedging interest rate risk with respect to Debt (excluding in each case, any Debt or liability owing to the Company or another Consolidated Subsidiary).

     “Premium” means the Make-Whole Amount or Modified Make-Whole Amount, as applicable.

     “Purchaser” shall have the meaning set forth in §1.1.

     “QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

     “Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or any Consolidated Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or any Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     “Reportable Event” shall have the same meaning as in ERISA.

     “SBA” shall mean the United States Small Business Administration.

     “Securities Act” means the Securities Act of 1933, as amended from time to time or any successor legislation.

     “Security” shall have the same meaning as in Section 2(1) of the Securities Act.

     “Senior Financial Officer” means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of the Company.

     “Senior Funded Debt” means any Debt of the Company which is classified as long term debt in accordance with GAAP (including, without limitation, the Bank Credit Agreement) other than Subordinated Debt.

     “Series” means any series of Notes issued under this Agreement.

     “Sterling” or “£” means the lawful currency of the United Kingdom.

     “Sterling Series Notes” shall have the meaning set forth in §1.1.

     “Subordinated Debt” means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under the Notes).

     “Subsidiary” with respect to any Person shall mean (i) any corporation, partnership, association or other business entity at least 50% of the outstanding shares of Voting Stock or similar interests of which are owned, directly or indirectly, by such Person (including, without limitation, any limited partnership in which such Person, directly or indirectly, shall have at least a 50% vote on matters as to which limited partners may vote), (ii) any general or limited partnership of which such Person shall be a general partner or as to which such Person otherwise shall have unlimited liability, (iii) any general or limited partnership a general partner of which can be changed or removed by such Person (other than removals that could be accomplished by voluntary withdrawal of such general partner only), or (iv) any general or limited partnership in which (x) the amount represented by such Person’s capital account shall be equal to at least 50% of the aggregate amount represented by the total of all partners’ capital accounts or (y) such Person shall be allocated at least 50% of the profit (or loss) or distributable cash of the partnership; provided, however, that the term “Subsidiary”, when used in this Agreement without reference to any particular Person, shall mean a Subsidiary of the Company.

     “Subsidiary Bank Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Bank Credit Agreement.

     “Subsidiary Existing Note Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Existing Notes.

     “Subsidiary Note Guaranty” means any agreement pursuant to which a Consolidated Subsidiary has guaranteed the Debt of the Company under the Notes.

     “Taxes” shall have the meaning set forth in §9.1.

     “Taxing Jurisdiction” shall have the meaning set forth in §9.1.

     “Tax Prepayment Date” shall have the meaning set forth in §9.2.

     “Tax Reimbursement Amount” shall have the meaning set forth in §9.2.

     “Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993), as amended from time to time.

     “United States Alien” shall have the meaning set forth in Section 9.1(e).

     “U.S. Dollar Conversion Basis” shall mean the currency exchange rate determined for foreign exchange transactions for (i) Dollars purchasing Euros at a rate of $1.2215 to €1, or (ii) for Dollars purchasing Sterling at a rate of $1.821 to £1.

     “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     “Wholly-Owned” when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares and Permitted Preferred Stock) shall be owned by the Company and/or one or more of its Wholly-Owned Subsidiaries.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     Section 8.4. Schedules and Exhibits; Sections. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, references to a Schedule or an Exhibit attached to this Agreement. References to a “Section” are, unless otherwise specified, references to a Section of this Agreement.

SECTION 9. TAXES.

     Section 9.1 Taxation. (a) All payments whatsoever under this Agreement and the Notes (whether it be principal, interest, Make-Whole Amount, Modified Make-Whole Amount or otherwise) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, imposts, fees, assessments, levies or charges of whatsoever nature (“Taxes”) imposed, levied, collected, withheld or assessed by the United States (including any state or other political subdivision or authority thereof) (the “Taxing Jurisdiction”) unless such withholding or deduction is required by law. In the event that such withholding or deduction is required, the Company shall pay to the Holder of any Note who is a United States Alien such additional amounts as will result in the receipt by such Holder of such amounts as would have been received by it if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any Tax that:

     (1) is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a Holder) between any Holder and the Taxing Jurisdiction, other than the mere holding of the Notes or the receipt of payments under the Notes or this Agreement, including, without limitation, such Holder being or having been a citizen or resident of the Taxing Jurisdiction or treated as being or having been a resident thereof;

     (2) is imposed or withheld solely by reason of any Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which such Holder is a partner, beneficiary, settlor or member) (i) being or having been present in, or engaged in a trade or business in, the Taxing Jurisdiction, (ii) being treated as having been present in, or engaged in a trade or business in, the Taxing Jurisdiction, or (iii) having or having had a permanent establishment in the Taxing Jurisdiction;

     (3) is imposed or withheld solely by reason of the Holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which the Holder is a partner, beneficiary, settlor or member) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a foreign personal holding company, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax;

     (4) is an estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax assessment or governmental charge;

     (5) is imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the classes of stock of the Company that are entitled to vote within the meaning of Section 871(h)(3) of the Code or that is a bank making a loan entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code;

     (6) would not have been imposed but for the failure of the beneficial owner or any Holder to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such beneficial owner or such Holder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such Tax;

     (7) is payable otherwise than by withholding by the Company from payments on or in respect of any Note;

     (8) is imposed by reason of the failure of any Holder or the beneficial owner to fulfill the statement requirements of sections 871(h) or 881(c) of the Code; or

     (9) if applicable, is required to be withheld pursuant to any law implementing or complying with, or introduced in order to conform to, the European Union Directive on the taxation of savings income adopted by the ECOFIN Council meeting on 3 June 2003; or

     (10) any combination of items (1), (2), (3), (4), (5), (6), (7), (8), and (9).

     (b) In addition, the Company will not pay additional amounts to any Holder if it is a partnership, trust, estate, limited liability company or other fiscally transparent entity, or to any Holder if it is not the sole beneficial owner of the Note held by it, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the trust or estate, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

     (c) Within two Business Days of the Closing Date and on the date of any acquisition of a Note by a Holder after the Closing Date, the Holder shall provide the Company with a properly executed original United States Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, which forms are available on the internet at www.irs.gov. Thereafter such Holder shall provide additional Forms W-8BEN or W-8ECI (or any successor or other form prescribed by the United States Internal Revenue Service) (i) to the extent a form previously provided has become inaccurate, invalid or otherwise ceases to be effective or (ii) as requested in writing by the Company, unless such Holder is unable to provide such form solely as a result of any change in, or amendment to, the laws, regulations, or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by any court of competent jurisdiction), which change or amendment becomes effective on or after the Closing Date.

     (d) The Company will furnish the Holders, within the period of payment permitted by applicable law, an official receipt, if any, issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

     (e) Any reference in this Agreement to principal, Make-Whole Amount, Modified Make-Whole Amount or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section §9.

     (f) The term “United States Alien” means a person that is not a United States person. The term “United States person” means a citizen or resident of the United States or a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust. “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

     Section 9.2 Prepayment for Tax Reasons. If the Company shall obtain and deliver to each Holder of Notes (each, an “Affected Holder”) to which additional amounts as provided for or referred to in §9.1 (“Tax Reimbursement Amount”) would be payable on the occasion of the next payment in respect of such Notes (the date of such next payment in respect of which such Tax Reimbursement Amount will be due is herein referred to as the “Affected Payment Date”) a written certification from a Senior Financial Officer confirming:

     (a) that the Tax giving rise to such Tax Reimbursement Amount is required, under the laws of the applicable Taxing Jurisdiction in respect thereof, to be withheld or deducted from the payment due to such Affected Holder on such Affected Payment Date and that such payment is the first payment in respect of which such particular Tax must be withheld by virtue of the enactment of a statute, treaty or regulation or the amendment of an existing statue, treaty or regulation or a change in the judicial or administrative application or interpretation of an existing statute, treaty or regulation (it being understood that (i) the payment immediately following and reflecting a change in a pre-existing Tax shall be deemed the first payment with respect to such Tax and (ii) if the enactment of the statue, treaty or regulation, the amendment of an existing statute, treaty or regulation, or the change in the judicial or administrative interpretation of an existing statue, treaty or regulation giving rise to a Tax occurs less than 120 days prior to the due date of a payment in respect of the Notes that is subject to such Tax, then the Company may elect that the first payment in respect of the Notes that is due more than 120 days after such enactment shall be such first payment); and

     (b) that, as of the date of such certificate, such Tax would be required to be withheld from similar future payments to such Affected Holder,

the Company may then elect in such certification or in any other written notification (with respect to each incident in which a Tax is initially levied by a Taxing Jurisdiction that would result in the payment of such a Tax Reimbursement Amount, a “Tax Prepayment Notice”), which election shall be irrevocable, to prepay all (but not less than all) of the Notes held by each of such Affected Holders as more particularly set forth in the next succeeding paragraph.

     Such Tax Prepayment Notice shall be delivered to each of such Affected Holders not less than 30 days or more than 60 days prior to the prepayment date (in respect of each Tax Prepayment Notice, a “Tax Prepayment Date”). Such Tax Prepayment Notice shall contain a copy of the certificate referred to above and shall state that, unless such Affected Holder notified the Company of the waiver described below, each of the Notes of such Affected Holder shall be prepaid on such Tax Prepayment Date at a price equal to 100% of the principal amount of such Note, together with interest on such principal amount then being prepaid accrued to the Tax Prepayment Date plus the Modified Make-Whole Amount determined for such Tax Prepayment Date. Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Such Tax Prepayment Notice having been so given to each of such Affected Holders, the principal amount of the Notes of each Affected Holder specified therein, together with accrued interest thereon and the Modified Make-Whole Amount in respect thereof, shall become due and payable on the specified Tax Prepayment Date, provided that any Affected Holder may deliver a written notice to the Company, within 10 days of its receipt of such Tax Prepayment Notice, stating that such Affected Holder is unconditionally and irrevocably waiving any requirement that the Company pay any Tax Reimbursement Amount in respect of, but only in respect of, the increased Tax referred to in such Tax Prepayment Notice (which waiver shall bind subsequent Holders of the relevant Notes) and, upon the delivery of such written notice, such waiver shall become effective and the Company shall not prepay the Notes of such Affected Holder pursuant to such Tax Prepayment Notice. Two Business Days prior to such prepayment, the Company shall deliver to each Holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount as of the Tax Prepayment Date. Any Note of an Affected Holder prepaid pursuant to this Section 9.2 shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any such Note.

SECTION 10. MISCELLANEOUS.

     Section 10.1. Registered Notes. The Company shall cause to be kept at the principal office of the Company a register for the registration and transfer of the Notes (hereinafter called the “Note Register”) and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.

     At any time and from time to time the Holder of any Note may transfer such Note to another Institutional Holder upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement. Payment of or on account of the principal, Premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered Holder.

     Section 10.2. Exchange of Notes. At any time and from time to time, upon not less than ten days’ notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to §10.1, this §10.2 or §10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note of the same Series for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in denominations of €1,000,000 in the case of the Euro Series Notes or £1,000,000 in the case of the Sterling Series Notes or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such one or more Institutional Holders as may be designated by such Holder, and otherwise of the same form and tenor and of the same Series as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in §3.2.

     Section 10.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If any Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 10.4. Expenses, Stamp Tax Indemnity, etc. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers’ reasonable out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, (including but not limited to the reasonable attorneys’ fees and disbursements of Bingham McCutchen LLP, special counsel to the Purchasers,) duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser’s home office or at such other place as such Purchaser may designate, the cost of obtaining a Private Placement Number for the Notes from Standard & Poor’s Corporation, and all such reasonable expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, (other than as specified in the last sentence of §10.2) whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement other than any Person retained by or acting on behalf of a Purchaser.

     Section 10.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the Holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the Holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

     Section 10.6. Notices. (a) All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication (with a confirming copy of any such facsimile communication sent via overnight courier service), or (subject to clause (b) below) by electronic mail communication, in each case addressed to such Holder at its address appearing on Schedule I to this Agreement or such other address as such Holder may designate to the Company in writing, and if to the Company delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Kelly A. Anderson or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in Schedule I, and a notice to a Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in Schedule I, or, in either case, as such Holder may designate to the Company in writing.

     (b) Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in § 5.15(c) through (h), and to distribute this Agreement for execution by the parties hereto, and may not be used for any other purpose; provided that copies of all such information (other than

Form 8-K filed with the Securities Exchange Commission) will also be furnished to each Holder in the manner set forth in §10.6(a).

     Section 10.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Purchaser and to the benefit of its successors and assigns, including each successive Holder.

     Section 10.8. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or Modified Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

     Section 10.9. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes and shall terminate upon payment in full of all amounts due under the Notes and this Agreement.

     Section 10.10. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 10.11. Governing Law. This Agreement and the Notes issued and sold hereunder shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

     Section 10.12. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     Section 10.13. Economic and Monetary Union.

       (a) Coming into Effect of Provisions. The provisions of paragraphs (b) to (e) (inclusive) shall come into effect on the date when the United Kingdom has become a participating member state.

       (b) Redenomination and Alternative Currencies. Any obligations under this Agreement which have been denominated in Sterling shall be redenominated into Euros in accordance with EMU legislation; provided that, if and to the extent that any EMU legislation provides that following the United Kingdom becoming a participating member state, an amount denominated either in Euros or in Sterling and payable within the United Kingdom by crediting an account of the creditor can be paid by the debtor either in Euros or in Sterling, the Company shall be entitled to pay or repay any such amount either in Euros or in Sterling.

       (c) Payments on Notes. §2.5 to §2.6 (inclusive) shall be construed so that, in relation to the payment of any amount of Euros or Sterling, such amounts shall be made available to each Holder of the Notes in immediately available, freely transferable, cleared funds to such account as such Holder shall from time to time nominate for this purpose in accordance with §2.6 herein.

       (d) Basis of Accrual. The basis of accrual of interest expressed in this Agreement in respect of Sterling if redenominated as contemplated above into Euros, shall be the basis of accrual of interest in respect of Euro.

       (e) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Company to any Holder of the Notes under or pursuant to this Agreement.

       (i) each reference in this Agreement to an amount (or an integral multiple thereof) in Sterling to be paid by the Company shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro Unit; and

       (ii) save as expressly provided in this §10.16, each provision of this Agreement shall be subject to such reasonable changes of construction as may from time to time be necessary or appropriate to reflect the introduction of or changeover to the Euro in the United Kingdom.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

ALLIED CAPITAL CORPORATION

By   /s/ Kelly A. Anderson
  Name: Kelly A. Anderson
  Title: Executive Vice President and Treasurer

     Accepted as of the date first written above.

VIE PLUS S.A.

By   /s/ Gavin Hill
  Name: Gavin Hill
  Title: Chief Investment Officer

     Accepted as of the date first written above.

GE PENSIONS LIMITED

By   /s/ Gavin Hill
  Name: Gavin Hill
  Title: Chief Investment Officer